Sub-Adviser,"Loomis, Sayles & Company, L.P."
Fund Name,PFI Global Multi-Strategy Fund
Issuer,Value Overseas Limited Notes
Date of Purchase,08/03/2016
Underwriter From Whom Purchased,Morgan Stanley & Co
LLC
Affiliated/Principal Underwriter of
Syndicate,Natixis Securities North America
 Purchase Price ,$100.00
Aggregate % of Issue Purchased by the Firm,1.42%
" Commission, Spread or Profit ",0.32%
Fair & Reasonable Commission (Y/N) (1),Y